AS FILED WITH THE SECURITES AND EXCHANGE COMMISSION ON
                               MARCH 25, 1998


                                                COMMISSION FILE NO. 1-5471

                           SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the
                                         Commission Only (as permitted
                                         by Rule 14a-6(e) (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             GLOBAL MARINE INC.
              (Name of Registrant as Specified in its Charter)


                                    N/A
                  (Name of Person(s) Filing Proxy Statement,
                          if other than Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and
    0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[LOGO]                  GLOBAL MARINE INC.


                        NOTICE OF MEETING

     The Annual Meeting of Stockholders of Global Marine Inc. will be held in the Texas Ballroom, Houston Marriott Westside Hotel,
13210 Katy Freeway, Houston, Texas on Tuesday, May 5, 1998, at
9:00 a.m. for the following purposes:

     1. To elect four directors, each to serve for a term of three years.

     2.   To act on a proposal to approve the Global Marine 1998
          Stock Option and Incentive Plan, including performance measures to be used for certain performance-based compensation under section 162(m) of the Internal Revenue Code.

     3. To ratify the appointment of independent certified public accountants for the Company and its subsidiaries.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Stockholders of record of the Company's Common Stock at the close of business on March 13, 1998 will be entitled to vote as set forth in the accompanying Proxy Statement at the meeting and any postponement or adjournment thereof.


                                   ALEXANDER A. KREZEL
                                   Corporate Secretary

Houston, Texas
March 27, 1998


IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING,
WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                         PROXY STATEMENT


     This proxy statement is being furnished to the stockholders of Global Marine Inc. in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held on May 5, 1998, and any adjournment or postponement thereof. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is March 27, 1998.

     At the Annual Meeting the holders of shares of common stock, par value $.10 per share, of the Company (the "Common Stock") will be asked to consider and vote upon (i) the election of four persons to serve on the Board of Directors of the Company, each for a three-year term, (ii) a proposal to approve the Global Marine 1998 Stock Option and Incentive Plan, including performance measures to be used for certain performance-based compensation, and (iii) a proposal to ratify the Board of Directors' appointment of Coopers
& Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries for fiscal year 1998.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the Board of Directors' nominees for directors, FOR the proposal to approve the Global Marine 1998 Stock Option and Incentive Plan, including performance measures to be used for certain performance-based compensation, and FOR the proposal to ratify the Board of Directors' appointment of Coopers & Lybrand L.L.P. as independent auditors for fiscal year 1998. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Corporate Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Corporate Secretary of the Company at the Company's principal executive offices, 777 North Eldridge Parkway, Houston, Texas 77079.

     The close of business on March 13, 1998, is the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On March 13, 1998, there were issued and outstanding 172,688,994 shares of Common Stock, constituting the only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of March 13, 1998, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

     Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon except the election of directors. In the election of directors, the holders of Common Stock are entitled to cumulate their votes, with each share having a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The individuals named in the accompanying proxy will have discretionary authority to cumulate votes among candidates. A stockholder giving and not rescinding the accompanying proxy will not have the ability to direct that his votes be cumulated.

     With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will not be counted in favor of or against any nominee. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposal to approve the Global Marine 1998 Stock Option and Incentive Plan, including performance measures to be used for certain performance-based compensation, or the proposal to ratify the appointment of independent auditors will have the effect of a negative vote because approval of each proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. Under applicable law of the state of Delaware, which is the Company's state of incorporation, a broker non-vote (i.e., the shares are voted by the broker on at least one matter but not on the matter in question) on any proposal will have no effect on the outcome of the proposal.

     The Company's Annual Report for the year ended December 31, 1997, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 1997 and 1996, respectively, and audited consolidated statements of income and cash flows for the three years ended December 31, 1997, 1996 and 1995, respectively, has been mailed to stockholders of record as of March 13, 1998.

     The cost of this solicitation will be borne by the Company.
It is expected that the solicitation of proxies will be primarily by mail, telephone and facsimile. The Company has arranged for Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 to solicit proxies in such manner at a cost of $7,500, plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial owners of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 13, 1998, of more than 5% of the Company's Common Stock.

NAME AND ADDRESS                    SHARES                   PERCENT
OF BENEFICIAL OWNER            BENEFICIALLY OWNED            OF CLASS(1)

Merrill Lynch Growth Fund          16,300,201(2)              9.44 %
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Stanley F. Druckenmiller            9,016,993(3)              5.22 %
888 Seventh Avenue
33rd Floor
New York, New York 10106
__________________

(1) The percentages are based on the number of issued and outstanding shares of Common Stock at March 13, 1998.

(2) The number of shares indicated is based on Amendment No. 1 to a statement on Schedule 13G, dated January 30, 1998, which was filed jointly by Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM"), and Merrill Lynch Growth Fund (the "Fund"). PSI is a parent holding company and is a corporate managing general partner of MLAM. MLAM is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. The Fund is an investment company registered under Section 8 of the Investment Company Act of 1940. PSI disclaims beneficial ownership of the shares.

(3) The number of shares indicated is based on a Schedule 13G, dated March 6, 1998, which was filed jointly by Soros Fund Management LLC ("SFM"), George Soros, Stanley F. Druckenmiller and Duquesne Capital Management, L.L.C. ("DCM"). SFM serves as principal investment manager of Quantum Partners LDC ("Quantum") and has investment discretion over portfolio investments held for the account of Quantum. Mr. Soros is the Chairman of SFM. Mr. Druckenmiller is the Lead Portfolio Manager and a member of the management committee of SFM. Mr. Druckenmiller also owns a 75% interest in and is the sole managing member of DCM, an investment advisory firm that serves as a discretionary investment advisor to a limited number of institutional clients. SFM, Mr. Soros and Mr. Druckenmiller may be deemed the beneficial owners of 7,410,000 shares held directly for the account of Quantum and 156,933 shares held by Quantum under the investment discretion of Cambridge Investments Ltd. Mr. Druckenmiller may also be deemed the beneficial owner of 1,450,000 shares held for the account of clients of DCM.

     The following table sets forth, as of March 13, 1998, the beneficial ownership of the Company's Common Stock by each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, such persons and all other current executive officers, based on information provided by such persons.

                                     SHARES
                                  BENEFICIALLY             PERCENT
    NAME                            OWNED (A)              OF CLASS (b)

 Donald B. Brown                      21,653(c)                   -
 Edward J. Campbell                   34,059(c)                   -
 Thomas W. Cason                      17,500(c)                   -
 John M. Galvin                       29,033(c)                   -
 Gary L. Kott                        429,249(d)                   -
 C. Russell Luigs                  1,791,138(d)(e)            1.03%
 Jon A. Marshall                     294,721(d)(e)                -
 Jerry C. Martin                     197,402(d)                   -
 Edward R. Muller                      5,700(c)                   -
 Paul J. Powers                       16,000(c)                   -
 John G. Ryan                        506,796(d)                   -
 Ben G. Streetman                          0                      -
 Douglas K. Vrooman                  143,625(d)                   -
 All of the above and other
  executive officers as a
   group (17 persons)              3,960,832(c)(d)(e)          2.26%
_______________________

(a) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(b) As of March 13, 1998, no director or executive officer other than Mr. Luigs owned more than one percent of the Common Stock outstanding.

(c) Includes shares that may be acquired within sixty days of March 13, 1998, through the exercise of non-employee director stock options, as follows: Mr. Brown, 7,500; Mr. Campbell, 19,500; Mr. Cason, 14,500; Mr. Galvin, 26,500; Mr. Muller,
     5,000; Mr. Powers, 14,500; and the group, 87,500.

(d) Includes shares that may be acquired within sixty days of March 13, 1998, through the exercise of employee stock options, as follows: Mr. Kott, 252,596; Mr. Luigs, 1,426,667; Mr. Marshall, 238,705; Mr. Martin, 32,596; Mr. Ryan, 221,971;
     Mr. Vrooman, 98,125; and the group, 2,334,368.

(e)  Includes shares attributable to accounts under the Company's
     401(k) Savings Incentive Plan at March 13, 1998, as follows:
     Mr. Luigs, 30,069; Mr. Marshall, 976; and for the group,
     31,045.


ELECTION OF DIRECTORS

  The Company's Board of Directors currently consists of ten directors divided into three classes serving staggered terms of three years each. Six of the Company's current directors are serving in two classes with terms that continue beyond the 1998 Annual Meeting of Stockholders, and they are not subject to election at this meeting. Four directors serve in a class with terms that expire at the 1998 Annual Meeting of Stockholders, and all of these directors are nominees for reelection at this meeting. These nominees are C. Russell Luigs, Edward R. Muller, Paul J. Powers and John G. Ryan. Each of the four directors to be elected at the 1998 Annual Meeting of Stockholders will serve a term of three years to expire at the 2001 Annual Meeting of Stockholders or until his successor is elected and qualifies. The candidates, up to the number of directors to be elected, receiving the highest number of votes cast by holders of the Common Stock, in person or by proxy, will be elected.

  It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1998 Annual Meeting for the election of Messrs. Luigs, Muller, Powers and Ryan. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

  Further information concerning the nominees for election as directors at the 1998 Annual Meeting of Stockholders, including their business experience during the past five years, appears below.

                  NOMINEES - FOR TERMS OF OFFICE
       EXPIRING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

  C. Russell Luigs, 64, is Chairman of the Board and Chief
Executive Officer of the Company.   He also served as President of
the Company from 1977 to May 1997. Mr. Luigs was first elected a director of the Company in 1977.

  Edward R. Muller, 46, has been President and Chief Executive Officer of Edison Mission Energy Company, a wholly-owned subsidiary of Edison International (formerly SCEcorp), since 1993. Edison Mission Energy Company is engaged in developing, owning and operating independent power production facilities worldwide. Mr. Muller was a Vice President, the General Counsel and the Secretary of Whittaker Corporation, a diversified company, from 1985 to 1993. From 1989 to 1992 he was also Whittaker's Chief Administrative Officer. From 1992 to 1993, he was also Whittaker's Chief Financial Officer. From 1991 to 1993, Mr. Muller was also Vice President, General Counsel and Secretary of BioWhittaker, Inc., a biotechnology firm. He is also a Director of Whittaker Corp. and of Oasis Residential, Inc. Mr. Muller was elected a director of the Company in February 1997.

  Paul J. Powers, 63, has been Chairman of the Board and Chief Executive Officer of Commercial Intertech Corp. since 1987 and Chairman of the Board of CUNO Incorporated since 1996. Commercial Intertech is a multi-national manufacturer of hydraulic systems, Astron pre-engineered buildings and metal products. CUNO is a worldwide producer of fluid purification systems. Mr. Powers is also a director of First Energy Corp. and Twin Disc, Inc. Mr. Powers was elected a director of the Company in 1995.

  John G. Ryan, 45, who joined the Company in 1982, has been President and Chief Operating Officer since May 1997. Previously, Mr. Ryan was Chairman and Chief Executive Officer of Global Marine Drilling Company, the Company's domestic dayrate drilling subsidiary, as well as the Company's Corporate Secretary, since 1993, prior to which he was the Company's Senior Vice President, General Counsel and Secretary. He was elected a director of the Company in November 1997. As previously reported, Mr. Ryan is presently on medical leave from his duties as the Company's President and Chief Operating Officer.

  The members of the Board of Directors who are not subject to election at the 1998 Annual Meeting are as follows.

           CONTINUING DIRECTORS - WITH TERMS OF OFFICE
       EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

  Edward J. Campbell, 70, was President of J. I. Case Company,
at the time a wholly-owned subsidiary of Tenneco Inc., from 1992 until his retirement in 1994. J. I. Case is a manufacturer of farm and construction equipment. From 1979 through 1991, Mr. Campbell was President and Chief Executive Officer of Newport News Shipbuilding & Dry Dock Co., also a wholly-owned subsidiary of Tenneco Inc. He is also a director of Zurn Industries, Inc., Titan International, Inc. and the American Bureau of Shipping (ABS) Group
of Companies.   Mr. Campbell was first elected a director of the
Company in 1981.

  John M. Galvin, 65, has been a private investor and consultant since his retirement in 1992 as Vice Chairman, a director and Chief Financial Officer of The Irvine Company, a major, private real estate development and investment company. He is a director of Commercial Intertech Corp., CUNO Incorporated, and Oasis
Residential, Inc.   Mr. Galvin was first elected a director of the
Company in 1979.

  Ben G. Streetman, 58, is Dean of the College of Engineering and a Professor of Electrical and Computer Engineering at The
University of Texas at Austin. Dr. Streetman is also a director of National Instruments, Inc. He was elected a director of the Company in August 1997.

           CONTINUING DIRECTORS - WITH TERMS OF OFFICE
       EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

  Donald B. Brown, 71, is an investor and a consultant to the energy exploration and development industry. He was first elected a director of the Company in 1982.

  Thomas W. Cason, 55, owns and manages an equipment business, primarily related to the agricultural industry. Mr. Cason served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995, and continues to be associated with Hiller Key Tronic Partners, L.P., which has been managing Key Tronic's turnaround. Key Tronic is the world's largest independent producer of computer keyboards and other input devices. Mr. Cason previously held various management positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes. He was elected a director of the Company in 1995.

  Jerry C. Martin, 65, served as the Company's Senior Vice
President and Chief Financial Officer from 1985 until his retirement in June 1997. Prior to 1985, he held various positions with Global Marine Drilling Company, the Company's domestic dayrate drilling subsidiary. Mr. Martin was first elected a director of the Company in 1993.

BOARD OF DIRECTORS AND COMMITTEES

  The Company's Board of Directors has five standing committees.
During 1997, the Board of Directors held six meetings. Further information concerning the Board's standing committees appears below.

  EXECUTIVE COMMITTEE - The Company's Executive Committee consists of five directors: Edward J. Campbell, Chairman, Thomas W. Cason, John M. Galvin, C. Russell Luigs and Paul J. Powers. The Executive Committee has the authority to exercise all the powers of the Board which may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Executive Committee did not meet during 1997.

  AUDIT COMMITTEE - The Company's Audit Committee consists of four non-employee directors: Thomas W. Cason, Chairman, Edward J. Campbell, Jerry C. Martin and Ben G. Streetman. Audit Committee meetings are attended by members of the Committee, the Company's independent auditors and the head of the Company's internal audit staff. In addition, the Audit Committee meets privately with the Company's independent auditors at least once a year. The Committee recommends the firm of independent auditors for each fiscal year, approves the nature of the professional services provided by the independent auditors prior to performance of such services, and reviews the independence of the auditors. The Committee also reviews the scope of work and the reported results of the Company's internal auditors and confers with management from time to time on financial reporting and internal control matters. During 1997, the Audit Committee held four meetings.

  COMPENSATION COMMITTEE - The Company's Compensation Committee consists of four non-employee directors: John M. Galvin, Chairman, Donald B. Brown, Edward R. Muller and Paul J. Powers. The Compensation Committee makes recommendations to the Board regarding remuneration arrangements for senior management and directors, adoption of compensation plans in which officers and directors are eligible to participate and the grant of stock options or other benefits under any such plans. The Compensation Committee held four meetings during 1997.

  FINANCE COMMITTEE - The Company's Finance Committee consists of four non-employee directors: Paul J. Powers, Chairman, Thomas W. Cason, John M. Galvin and Jerry C. Martin. The Committee reviews the Company's annual financial plan, makes recommendations to the Board of Directors regarding material capital expenditures, acquisitions and financings contemplated by the Company and advises with respect to the Company's external financial relationships. During 1997, the Finance Committee held four meetings.

  NOMINATING COMMITTEE - The Company's Nominating Committee consists of four non-employee directors: Donald B. Brown, Chairman, Edward J. Campbell, Edward R. Muller and Ben G. Streetman. The Nominating Committee, which held four meetings during 1997, recommends to the Board of Directors those persons it believes should be nominees for election as directors. In this connection, the Committee considers the performance of incumbent directors in determining whether they should be nominated to stand for reelection. The Committee will consider qualified nominees recommended by stockholders. Any such recommendation for the 1999 election of directors should be submitted in writing to the Corporate Secretary of the Company at 777 North Eldridge Parkway, Houston, Texas 77079.

  During 1997, each director of the Company attended at least
75% of the meetings of the Board and committees of the Board on which he served.


DIRECTOR COMPENSATION

  Directors of Global Marine Inc. who are not employees of the Company or any of its subsidiaries receive a retainer of $7,000 per quarter for their services as directors. They also receive $1,000 plus expenses for each regular Board meeting or Annual Management Conference attended and $500 plus expenses for each meeting of any committee of the Board attended, in each case whether participation is in person or by telephone. For each special Board meeting, non-employee directors receive $1,500 for each meeting attended in person or $1,000 for each meeting attended by telephone. Directors who are employees of the Company do not receive directors' fees.

  Under the Company's 1990 Non-Employee Director Stock Option
Plan, options to purchase shares of the Company's Common Stock are granted to directors who, as of the date of grant, are not employees of the Company or any of its subsidiaries and have not been such employees for any part of the preceding fiscal year. At present, all of the directors except Messrs. Luigs, Martin and Ryan are eligible non-employee directors. The earliest Mr. Martin could become eligible to participate is May 1999.

  On the date he first achieves eligibility, a director receives an initial 10,000-share option and he automatically receives an additional 3,000-share option on the adjournment date of each subsequent annual meeting of stockholders in each subsequent year in which he remains eligible. Each such option has an exercise price equal to the Common Stock's fair market value per share at the date the option is granted. Under the plan Mr. Muller automatically received an initial option grant at a per share exercise price of $20.75 when he joined the board in February 1997 and Dr. Streetman automatically received an initial option grant at a per share exercise price of $28.75 when he joined the board in August 1997, in each case for 10,000 shares of Common Stock. Upon adjournment of the annual meeting in May 1997, Messrs. Brown, Campbell, Cason, Galvin, and Powers each automatically received a grant of options under the plan to purchase 3,000 shares of Common Stock at the per share exercise price of $19.875. Under the plan, new options may be granted with respect to the shares covered by options that have expired unexercised.

  In general, each option becomes exercisable for fifty percent of the shares covered thereby on the first anniversary of the date of grant and for the remaining fifty percent on the second
anniversary of the date of grant.   Options are transferable in
limited circumstances to family members and pursuant to certain domestic relations orders and by will or the laws of descent and distribution. The right to exercise all options remaining unexercised under the plan shall accelerate, so that such options will become immediately exercisable, upon a "change in control," as defined in the plan.

  Non-employee directors are participants in the Retirement Plan for Outside Directors. The Company believes this plan enables it to attract and retain outside directors, who render necessary and important services. Under the Retirement Plan for Outside Directors, each participant vests in an annual retirement benefit equal to a percentage of the highest annual basic retainer fee for directors in effect at any time during the one-year period preceding the termination of his Board service. The percentage, which is based on the participant's full years of service as an outside director during all periods on and after August 1, 1989, is 20% after one year of service up to 100% after five years of service. A participant becomes 100% vested upon termination of service due to death or disability, and each participant then serving as an outside director becomes 100% vested upon a "change of control," which is defined as any acquisition of more than fifty percent of the voting power of the Company's stock by any entity or by any group acting in concert. A participant may begin receiving his vested benefit upon his termination of service due to disability or, if later, upon the later of his attainment of age 65 or his termination of service as a director. The benefit is payable to the participant or his beneficiary over a period, up to a maximum of 15 years, equal to the period the participant served as an outside director, provided that a beneficiary, or a director who terminates his service due to disability or within one year following a change of control, may receive the benefit in a lump sum. The Board of Directors may at any time amend, suspend or terminate the plan. However, a participant's accrued rights under the plan may not be adversely affected by any such amendment, suspension or termination without the participant's consent.

  The Company has funded its obligations under the Retirement
Plan for Outside Directors by contributing to a trust established for the plan. All of the Company's current directors except Messrs. Luigs and Ryan, who are employees of the Company, are participants in the Retirement Plan for Outside Directors. Each participant other than Messrs. Cason, Martin, Muller and Powers and Dr. Streetman had five full years of credited service as of December 31, 1997, for purposes of determining the vested benefit under the plan. Messrs. Cason and Powers have two full years of credited service as of December 31, 1997, and Messrs. Martin and Muller and Dr. Streetman do not have any full years of credited service as of December 31, 1997, for purposes of determining the vested benefit.

EXECUTIVE COMPENSATION


  The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries during each of the last three years of the Company's
Chief Executive Officer and its other four most highly compensated executive officers during 1997:


                                      SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                                                           Compensation
                                         Annual Compensation          Awards           Payouts

                                                                     Securities
 Name and                                                            Underlying         LTIP            All Other
 Principal Position          Year       Salary        Bonus(1)       Options(2)         Payouts(3)    Compensation(4)
                                          ($)           ($)                 (#)            ($)               ($)

C. Russell Luigs,            1997       $522,171      $525,000           75,000         $2,493,750        $12,475
Chairman of the Board        1996       $500,000      $250,000           90,000         $1,556,250        $11,818
and Chief Executive Officer  1995       $498,333      $200,000          200,000         $        0        $11,178

John G. Ryan,                1997       $314,496      $200,000           57,500         $1,246,875        $ 5,109
President and Chief          1996       $286,708      $125,000           65,000         $  726,250        $ 4,746
Operating Officer            1995       $270,652      $ 85,000          120,000         $        0        $ 4,620

Jon A. Marshall,             1997       $261,856      $160,000           35,000         $  623,438        $ 4,914
President, Global Marine     1996       $234,167      $100,000           45,000         $  518,750        $ 4,521
Drilling Company             1995       $222,917      $ 75,000           90,000         $        0        $ 4,377

Gary L. Kott,                1997       $255,720      $115,000           30,000         $  623,438        $ 7,827
Senior Vice President and    1996       $240,000      $100,000           40,000         $  415,000        $ 7,083
Chief Financial Officer      1995       $239,417      $ 65,000           80,000         $        0        $ 6,606

Douglas K. Vrooman(5)        1997       $169,167      $105,000           12,500         $        0        $ 5,631
President, Applied Drilling
Technology Inc.


(1) Excluding Mr. Vrooman, bonuses based on service during each year were awarded in the following year and executive officers could elect between payment in cash or such shares of Common Stock. The dollar amounts included in the table in respect of stock are the stock's fair market values (average of high and low market prices) on the respective award dates. Mr. Vrooman received a quarterly cash bonus based on the performance of Applied Drilling Technology Inc. for each quarter of 1997.

(2) Expressed in terms of the numbers of shares of the Company's Common Stock underlying options granted during the years indicated.

(3) The amounts indicated under "LTIP Payouts" for 1996 and 1997 consist of amounts earned under long-term incentive awards granted in 1994 and 1995 and paid in 1997 and 1998, respectively, the payment amounts being based on Company performance during the periods 1994 through 1996 and 1995 through 1997. Such amounts were paid in shares of the Company's Common Stock, and the dollar amounts included in the table are the stock's fair market value (average of high and low market prices) on the date payment was approved by the Compensation Committee of the Company's Board of Directors.

(4) The amounts indicated under "All Other Compensation" for 1997 consist of (a) amounts contributed by the Company to match a portion of the employees' contributions under the Company's 401(k) Savings Incentive Plan (Mr. Luigs, $3,975; Mr. Ryan, $3,975; Mr. Marshall, $3,975; Mr. Kott, $3,975; and Mr.
       Vrooman, $3,975); plus (b) insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officers (Mr. Luigs, $8,500; Mr. Ryan, $1,134; Mr. Marshall, $939; Mr. Kott, $3,852; and Mr. Vrooman, $1,656).

(5) Mr. Vrooman has been employed by a subsidiary of the Company during each of the last three years but was not appointed an executive officer until 1997.

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL
ARRANGEMENTS

  In February 1995, the Company entered into an employment agreement with Mr. Luigs that terminates in April 1998. The agreement specifies a minimum annual base salary of $500,000. In the event Mr. Luigs is removed from his position as Chief Executive Officer during the term of the agreement for reasons other than willful and material misconduct deliberately harmful to the Company, or in the event of a substantial alteration in the nature of his position, termination of his employment agreement, or his termination due to disability, Mr. Luigs would be entitled to salary continuation and retirement benefit accrual for a period of two years, and he would be entitled to group insurance continuation until the sooner of two years or such time as similar benefits are provided through other employment. Mr. Luigs would also be entitled to the foregoing benefits upon his termination or resignation within one year following the acquisition of securities representing, or other control of, 35% or more of the voting power of the Company by any person or group of persons working in concert. In the case of a termination due to disability, the amount of salary to be continued would be reduced by an amount equal to certain disability benefits.

   The Company also has severance agreements with certain key executive officers. The agreements provide for a severance payment if employment is terminated by the Company for reasons other than misconduct harmful to the Company. The payment would also be made if employment is terminated by the individual within six months following a reduction in his base salary, a substantial alteration in the nature of his position, or his office being moved from Houston, Texas without his consent, or within one year following the acquisition of 35% or more of the voting power of the Company by any person or group of persons acting in concert, or in the event of termination due to disability, in which case the amount would be reduced by an amount equal to certain disability benefits. The payment would consist of salary continuation and the continuation of medical, dental and life insurance benefits for a period of two years following such termination of employment, based on the individual's highest base salary and benefits at any time within the nine months immediately preceding such termination. Among the executive officers covered by such agreements are Messrs. Ryan, Marshall, Kott, and Vrooman.

  Outstanding option agreements under the Company's 1989 Stock Option and Incentive Plan provide that the right to exercise all options remaining unexercised under such agreements shall accelerate, so that such options will become immediately exercisable, upon any acquisition of more than 50% of the voting power of the Company's stock by any entity or group acting in concert for purposes of acquiring such stock. In addition, the vesting of outstanding options under the Company's 1990 Non-Employee Director Stock Option Plan and the vesting of retirement benefits under the Company's Retirement Plan for Outside Directors can accelerate upon the occurrence of certain events in connection with a change-in-control as outlined in the discussion of those plans under "Director Compensation" above.

OPTION GRANTS

  The following table provides details regarding the stock options indicated in the Summary Compensation Table as having been granted to the named executive officers in 1997. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full ten-year term of the options. For comparative purposes, also shown are the total gains that could be realized over a ten-year period by the Company's stockholders using the fair market value of the Company's Common Stock on February 11, 1997, the date on which the majority of options were granted. No gain to the optionees is possible without an increase in the stock price which will benefit all stockholders proportionately.


                                    OPTION GRANTS IN 1997

                      Individual Grants
                                                                       Potential Realizable Value at Assumed Annual
                                                                       Rates of Stock Price Appreciation for Option
                                                                               Term(2)
                Number of
                  Shares        Percent
                  Under-        of Total     Exercise
                  lying         Options      or Base
                 Options       Granted to     Price
                 Granted(1)    Employees     ($ per       Expira-      0%             5%             10%
Name                (#)         in 1997      share       tion Date     ($)            ($)            ($)

C. R. Luigs        75,000        7.78%       $20.75      2-11-2007    $  0      $      978,717   $    2,480,262
J. G. Ryan         32,500        3.37%       $20.75      2-11-2007    $  0      $      424,111   $    1,074,780
                   25,000        2.59%       $19.875     5-06-2007    $  0      $      312,482   $      791,891
J. A. Marshall     25,000        2.59%       $20.75      2-11-2007    $  0      $      326,239   $      826,754
                   10,000        1.04%       $19.875     5-06-2007    $  0      $      124,993   $      316,756
G. L. Kott         20,000        2.08%       $20.75      2-11-2007    $  0      $      260,991   $      661,403
                   10,000        1.04%       $19.875     5-06-2007    $  0      $      124,993   $      316,756
D. K. Vrooman      12,500        1.30%       $20.75      2-11-2007    $  0      $      163,210   $      413,377
All Stockholders(3)   N/A          N/A       $20.75         N/A       $  0      $2,219,649,585   $5,625,027,848

(1) All options granted to the named officers were granted on February 11 and May 6, 1997, at exercise prices equal to the average of the high and low per share market prices of the Company's Common Stock on the date of grant. Each option granted during 1997 is exercisable for 25% of the aggregate number of shares subject to the option one year after grant, 50% two years after grant, 75% three years after grant and 100% four years after grant. The right to exercise unexercised options is subject to acceleration in certain circumstances as described under "Employment Agreements and Severance and Change-in-Control Arrangements," above, and upon death, disability and certain non-cause terminations of employment. The Company's Board of Directors or the Compensation Committee of the Board may from time to time adjust or reduce the exercise prices of outstanding options, provided that the exercise price must be at least equal to the par value of the underlying stock. To date there have been no such adjustments or reductions. Certain options are transferable in limited circumstances to family members and pursuant to certain domestic relations orders. Options are not otherwise transferable except by will or the laws of descent and distribution.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Based on 170,093,780 shares of the Company's Common Stock outstanding on February 11, 1997, using the $20.75 average of the stock's high and low market prices on that date as the base price.

OPTION EXERCISES AND YEAR-END VALUES

  The following table shows option exercises by the named executive officers during 1997, as well as the number of shares underlying all exercisable and non-exercisable stock options held by the named executive officers as of December 31, 1997. Also reported are the year-end values for their unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such options and the year-end market price of the Common Stock.



                            AGGREGATED OPTION EXERCISES IN 1997
                               AND YEAR-END OPTION VALUES



                 Number of
                  Sharesf                       Number of Securities
                 Underlying                     Underlying Unexercised         Value of Unexercised In-the-
                   Options       Value          Options at Year-End            Money Options at Year-End
                 Exercised      Realized(1)             (#)                             ($)
Name               (#)            ($)        Exercisable   Unexercisable     Exercisable      Unexercisable

C. R. Luigs              0     $        0     1,385,417       142,500        $30,070,923        $1,337,585
J. G. Ryan         311,571     $7,259,417       191,346       106,250        $ 3,797,150        $1,001,138
J. A. Marshall           0     $        0       218,705        68,750        $ 4,621,059        $  667,621
G. L. Kott         100,895     $2,316,916       310,772        60,000        $ 6,343,264        $  590,003
D. K. Vrooman       41,500     $  584,750        88,750        31,250        $ 1,766,215        $  338,478


(1) The value realized reflects the spread between the exercise price of such options and the sale price of the shares of common stock received upon exercise if such shares were sold in an exercise/sell transaction or the spread between the exercise price of such options and the fair market value of the shares of common stock received upon exercise if such shares were held following exercise.

LONG-TERM INCENTIVE AWARDS

   The following table provides details regarding long-term incentive awards granted to the named executive officers in 1997, which are discussed in the Report of the Compensation Committee of the Board of Directors on Executive Compensation in this Proxy Statement. The table includes the number of shares underlying each award, the time period until payout of the award, and the number of shares of the estimated payout. Awards are dependent on the performance of the Company for the three-year period ending December 31, 1999, as measured by the following performance criteria: cumulative earnings before interest, taxes, depreciation and amortization; earnings per share in 1999; and stock price growth. Shares of the Company's Common Stock underlie each award and are allocated among the performance criteria. Twenty-five percent of the award allocated to each criterion will be earned only if a pre-established threshold level of performance is achieved. After reaching the threshold, the amount of the award increases up to the full amount of the award allocated to that criterion if a pre-established target level of performance is achieved.

                              1997 LONG-TERM INCENTIVE AWARDS

                                                                    Estimated Future Payouts
                                                                             Under
                                                                Non-Stock Price-Based Plans(1)
                        Number of Shares     Performance or
                             Units or         Other Period                        Target/
                          Other Rights      Until Maturation       Threshold      Maximum
Name                           (#)              or Payout              (#)            (#)

C. R. Luigs                  25,000             3 Years             6,250          25,000
J. G. Ryan                   12,500             3 Years             3,125          12,500
J. A. Marshall                9,250             3 Years             2,312           9,250
G. L. Kott                    6,250             3 Years             1,562           6,250
D. K. Vrooman                     0                -                   -              -


(1) Expressed in terms of numbers of shares of the Company's Common Stock and ignores fractional shares. Estimated future payout amounts assume threshold or target levels of performance are achieved under all performance criteria. Although twenty percent of each award is based on stock price growth, the shares underlying that portion of each award are included in the columns for estimated future payouts under non-stock price-based plans in order to report total estimated future payouts under the plan.



RETIREMENT PLANS

  The following table shows the estimated annual pension benefits payable on a single straight life annuity basis to a covered participant at normal retirement age (age 65), including both benefits payable under the Company's qualified defined benefit pension plan (the Retirement Plan for Employees) and benefits payable under the Company's nonqualified supplemental defined benefit pension plans (the Benefit Equalization Retirement Plan and the Executive Supplemental Retirement Plan), which cover the five executive officers named in the Summary Compensation Table (except that Mr. Vrooman is not a participant in the Executive Supplemental Retirement Plan). The nonqualified supplemental plans provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The estimated benefits shown are based on remuneration covered by the plans and years of service with the Company and its subsidiaries.


                                PENSION PLAN TABLE

                                       Years of Service
Remuneration        15           20           25          30           35
$  200,000       $100,000     $100,000     $100,000    $112,284     $132,284
$  300,000       $150,000     $150,000     $150,000    $172,284     $202,284
$  400,000       $200,000     $200,000     $200,000    $232,284     $272,284
$  500,000       $250,000     $250,000     $250,000    $292,284     $342,284
$  600,000       $300,000     $300,000     $300,000    $352,284     $412,284
$  700,000       $350,000     $350,000     $350,000    $412,284     $482,284
$  800,000       $400,000     $400,000     $400,000    $472,284     $552,284
$  900,000       $450,000     $450,000     $450,000    $532,284     $622,284
$1,000,000       $500,000     $500,000     $500,000    $592,284     $692,284
$1,100,000       $550,000     $550,000     $550,000    $652,284     $762,284
$1,200,000       $600,000     $600,000     $600,000    $712,284     $832,284
$1,300,000       $650,000     $650,000     $650,000    $772,284     $902,284


   Under the Company's pension plans, annual retirement benefits are based on a participant's average annual compensation (for executive officers, the amounts shown under "Salary" and "Bonus" in the Summary Compensation Table) during the period of five consecutive years in which an employee's compensation is greatest during the fifteen years prior to such employee's retirement (in the case of the Retirement Plan for Employees and the Benefit Equalization Retirement Plan) and during the thirty-six month period during which an employee's compensation is greatest (in the case of the Executive Supplemental Retirement Plan). The benefits shown in the Pension Plan Table reflect an offset as provided for under the Benefit Equalization Retirement Plan for Social Security benefits. The Company has contributed a portion of its anticipated obligation under the nonqualified supplemental plans to trusts established for those plans. The trusts are so-called "rabbi trusts," the assets of which are available to pay claims of Company creditors in the event of the Company's insolvency or bankruptcy.

   The full years of credited service as of December 31, 1997 for purposes of determining the entitlement to retire with a benefit under all plans and for purposes of determining the benefit under the Retirement Plan for Employees and the Benefit Equalization Retirement Plan for each of the individuals named in the Summary Compensation Table are: Mr. Luigs, 20 years; Mr. Ryan, 15 years; Mr. Marshall, 18 years; Mr. Kott, 19 years; and Mr. Vrooman, 3 years. Mr. Luigs has declined participation in the Benefit Equalization Retirement Plan and has waived all rights to receive benefits under such plan. Messrs. Luigs, Ryan, Marshall and Kott each have the maximum of 15 full years of employment under the Executive Supplemental Retirement Plan as of December 31, 1997 for purposes of determining the benefit under that plan. Mr. Vrooman is not a participant in the Executive Supplemental Retirement Plan. The Pension Plan Table assumes that years of service for a particular individual are the same under all plans and that thirty-six month and five-year average annual compensation are the same.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report concerning the specific factors, criteria and goals underlying decisions on awards and payments of compensation to each of the executives named in the Summary
Compensation Table is provided by the Compensation Committee of the Company's Board of Directors.

               REPORT OF THE COMPENSATION COMMITTEE
       OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


          The Compensation Committee, composed entirely of outside directors, is responsible for oversight and administration of:

         1) the Company's compensation policies and programs, and

         2) specific salary, incentive, stock option and long term incentive awards to senior executive officers, including the Chief Executive Officer and the other four officers named in the Summary
            Compensation Table.

        COMPENSATION POLICIES AND PROGRAMS

         The Compensation Committee's goals are to develop and maintain compensation programs that preserve and enhance shareholder value. The Compensation Committee therefore has designed the Company's executive compensation program so that it:

         * Motivates executives toward effective long-term strategic management of the Company's assets and operations through stock programs which focus executives' attention on increasing shareholder value as measured by the Company's stock price, stock performance relative to the peer group, and earnings performance;

         * Rewards effective, efficient ongoing management of Company operations through annual incentives tied to operating, financial and/or strategic goals established each year; and

         * Provides the ability to attract and retain the quality of executives needed, by providing compensation levels competitive for the drilling industry.

         The Company's executive compensation program includes base salary, annual management incentive awards, and stock option and other long-term incentive awards, each of which is tied to individual performance, but none of which is determined by any specific formula or weighing of factors in the case of any individual. The Committee intends to make awards and take actions under these programs considering the overall costs and benefits to the Company. Specifically, the Committee intends to consider the costs and benefits of preserving potential tax deductibility of executive pay under Section 162(m) of the Internal Revenue Code in making awards to senior executives. The Committee is advised periodically by a nationally recognized, independent executive compensation consulting firm on competitive salary levels, bonus practices, and stock programs of leading drilling contractors.

         In evaluating competitive compensation levels of senior executives, the Committee uses a peer group comprised of the same companies used for comparison in the Cumulative Total Shareholder Return graph, consisting of ENSCO International Incorporated, Nabors Industries, Inc., Noble Drilling Corporation, Parker Drilling Company, R &
        B Falcon Corporation, Rowan Companies, Inc., and Transocean Offshore Inc. The Committee reviews the compensation of the five highest paid executives in the Company and in each of the peer group companies. The Committee also reviews a "Total Compensation Analysis" prepared by its compensation consulting firm, which includes salaries and annual bonuses earned by each executive, the estimated value of recent option grants (using the "Black-Scholes" value of recent grants), plus values earned from other recent long-term incentive awards. An analysis of 1997 proxy statements of the Company and the peer group companies indicated that Global Marine's total compensation levels in 1996 were less than the competitive median for the five highest paid executives as a group, and the Chief Executive Officer's total compensation was less than 85% of the average total compensation for the Chief Executive Officer provided by other peer group companies.

        ANNUAL COMPENSATION

         BASE SALARY: The Compensation Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and, considering the Chief Executive Officer's recommendation, determines an appropriate salary level for each officer, giving primary weight to Company performance and industry conditions. If overall Company performance warrants officer salary increases, the performance of each officer is evaluated, considering primarily business results in his area of responsibility and his particular contribution to overall Company performance, but also considering advancements in the executive's managerial skills.

         ANNUAL MANAGEMENT INCENTIVE AWARDS: The Compensation Committee has designed an Annual Management Incentive Award Plan to reward executives and managers, other than a group of eight senior executive officers that includes the five named in the Summary Compensation Table. The total amount available for such bonus awards is based on the Company's performance in relation to goals established at the outset of each year. For 1997, the total amount was based on consolidated pretax profit; 5% of consolidated pretax profit in excess of a $180 million threshold was reserved for the Plan, subject to a limit of 50% of annual base salary as the maximum payout to any one participant. For 1997, the consolidated pretax profit exceeded $180 million, so incentive awards were granted. The individual performance of the 167 eligible employees was considered in allocating the awards.

         The Compensation Committee also granted incentive bonus awards to those senior officers other than Mr. Vrooman who are not covered by the Plan. In allocating individual incentive bonus awards to these senior executive officers in respect of 1997 service, the Compensation Committee considered both Company performance (discussed below under "Compensation of the Chief Executive Officer") and each officer's contributions to that performance, and considered the accomplishments of each senior executive officer in his area of responsibility. Mr. Vrooman received incentive bonuses under a plan designed to reward executives and managers in the Company's drilling management and oil and gas divisions, the largest such division being Applied Drilling Technology Inc., for which he serves as President. The total amount available for such awards is based on the performance of the Company's drilling management divisions in relation to goals established at the outset of each year. For 1997, the total amount was based on pretax profit of the drilling management division; 5% of pretax profit of the drilling management divisions was reserved for this plan. For 1997, pretax profit of the drilling management divisions allowed payment of bonuses to 85 individuals, including Mr. Vrooman. The individual performance of the eligible employees was considered in allocating the awards.

         Based on these reviews, and with consideration given to competitive peer group total compensation levels, incentive bonus awards to senior officers, were approved by the Committee.

        LONG-TERM COMPENSATION

         STOCK OPTIONS: The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value, and the Committee has established a policy of awarding stock options each year based on competitive practices, continuing progress of the Company, and individual performance. All stock option awards shown in the Summary Compensation Table for the past three years were made with option exercise prices equal to the fair market value of the underlying stock at the time of grant so that holders benefit from such options only when and to the extent the stock price increases after the option grant.

             In February 1997, the Committee noted the following improvements in operating results for 1996 as compared to 1995: revenue increased 45% to $681 million, operating income increased 133% to $141 million, and, excluding a non-cash tax credit in 1996, net income per share increased from $.30 to $.66. Based on this overall continuing progress, the Compensation Committee approved annual stock option grants to executive officers and other key employees, including the five named in the Summary Compensation Table. The 1997 option awards were made to 139 employees and covered approximately 580,000 shares of underlying common stock. The performance of individual executive officers and other key employees was considered in allocating 1997 stock option grants, which were recommended by the Chief Executive Officer and approved by the Committee.

             LONG-TERM INCENTIVE AWARDS: In 1994, after reviewing a comprehensive analysis of stock plans utilized by peer group companies, which was provided to the Committee by the Company's independent compensation consultant, the Compensation Committee determined that, in order to provide competitive compensation and to motivate senior executives towards effective long-term strategic management of the Company's assets and operations, the Company should utilize long-term incentive awards more directly tied to performance for its senior executive officers. Accordingly, beginning in May 1994, the Committee approved grants of long-term incentive awards under the Company's 1989 Stock Option and Incentive Plan based on Company performance for three-year periods. In February 1997, the Committee approved grants of long-term incentive awards based on Company performance for the three-year period ending December 31, 1999. The total amount of these awards and their allocation among six senior executive officers including those named in the Summary Compensation Table other than Mr. Vrooman were based on the same considerations discussed above with respect to stock option grants. In February 1998, the Committee certified that the goals established for the long-term incentive awards granted in 1995 had been exceeded and, accordingly, the full target amount under these grants was paid out in February 1998. The long-term incentive awards granted in 1995 and paid out in February 1998 do not qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code and, therefore, to the extent compensation to any of the officers named in the Summary Compensation Table exceeds $1 million, it is not deductible.

             The long-term incentive awards granted in 1997 are dependent on Company performance for the three-year period ending December 31, 1999, as measured by three long-term performance criteria: cumulative earnings before interest, taxes, depreciation and amortization; earnings per share in 1999; and stock price growth. Shares of the Company's common stock underlie each award and are allocated among the three criteria: 40% to cumulative earnings, 40% to 1999 earnings per share, and 20% to stock price growth. No portion of the amount allocated to a criterion will be earned unless a pre-established "threshold" level of performance is achieved. When the threshold level of performance has been achieved, 25% of the shares allocated to that criteria are earned, and the amount of the award for that criterion increases up to that criterion's full allocated amount if the pre-established "target" level of performance is achieved. The full amount of the award will be earned only if target level performance is achieved for all three performance criteria.

        COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

             The Compensation Committee assesses the Company's progress and performance in connection with the compensation of all executive officers and approves salary adjustments, incentive bonus awards, stock option awards and performance-based long-term incentive awards as deemed appropriate in each officer's situation. The reasons for the Committee's decisions regarding the Chief Executive Officer's 1997 compensation are described below.

             In February 1997 the Compensation Committee determined that Mr. Luigs' salary should be increased $25,000 (5%) from $500,000 to $525,000 based on Mr. Luigs contribution to the Company's substantial improvements in 1996 operating results as compared to 1995, which are discussed above under "Stock Options." The Committee also approved annual stock option grants to employees, including an option grant to Mr. Luigs covering 75,000 shares. The Committee approved this award based on its review of competitive stock option grant levels of peer group companies, as well as the Company's performance for 1996 as compared to 1995. Finally, the Committee approved the grant of performance-based long-term incentive awards in 1997 for six senior executive officers, including those named in the Summary Compensation Table other than Mr. Vrooman, as discussed above under "Long-Term Incentive Awards." Mr. Luigs was given the opportunity to earn up to a maximum of 25,000 shares of the Company's common stock over the three-year performance cycle ending December 31, 1999, if all long-term performance targets are achieved.

             1997 COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER
        BONUS: In February 1998, the Committee noted the following improvements in the Company's operating results for 1997 as compared to 1996: revenue increased 57% to $1,067 million, operating income increased 117% to $305 million, and, excluding non-recurring tax credits in 1996 and 1997 and an extraordinary loss on debt extinguishment in 1997, net income increased 145% to $270 million and net income per share increased from $.66 to $1.58. The Committee also noted that the Company's stock far outperformed both the index of peer group companies and the S&P 500 Index. The Committee determined that the Chief Executive Officer made significant contributions to these results. Based on these results and considering the Chief Executive Officer's role in achieving them, the Compensation Committee approved an incentive bonus award for Mr. Luigs of $525,000. In addition, the Committee certified that each of the three criteria for the long-term incentive awards granted in 1995 had been exceeded and approved the full target level payout under these awards to six senior executive officers, including those named in the Summary Compensation Table other than Mr. Vrooman. Mr. Luigs received 100,000 shares of the Company's common stock as payment under his 1995 long-term incentive award.

        John M. Galvin, Chairman                  Donald B. Brown

        Lynn L. Leigh                            Edward R. Muller

        Paul J. Powers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

   Messrs. Brown, Galvin, Muller and Powers served as
Members of the Company's Compensation Committee during all
or part of 1997.   Lynn L. Leigh, who retired from the
Company's Board of Directors in May 1997, also served as a member of the Company's Compensation Committee during part of 1997. No current or former officer or employee of the Company serves on the Company's Compensation Committee or served on that committee at any time during 1997 or any prior year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange.
Executive officers, directors and greater than ten percent beneficial owners are required by Securities and Exchange
Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 1997, the Company believes that no director, officer or beneficial owner of more than ten percent of the Common Stock failed to file a report on a timely basis during 1997, except that one report was filed late by David A. Herasimchuk, an officer, regarding two cash purchases of Company stock upon the exercise of employee stock options in transactions exempt from Section 16(b) of the Securities Exchange Act of 1934.

CUMULATIVE TOTAL SHAREHOLDER RETURN

   The following line graph compares the changes in the cumulative total shareholder returns as of the end of each calendar year from the end of 1992 through the end of 1997, of (i) the Company, (ii) the Standard & Poor's 500
Stock Index, and (iii) a weighted index of a group of other companies in the Company's industry. The group of other companies in the same industry is comprised of:
ENSCO International Incorporated; Nabors Industries, Inc.;
Noble Drilling Corporation; Parker Drilling Company; R &
B Falcon Corporation (formerly Reading & Bates
Corporation); Rowan Companies, Inc.; and Transocean
Offshore Inc. The returns of each component company in the industry index have been weighted according to the respective company's stock market capitalization at the beginning of each measurement period. The percentage change in the cumulative total shareholder return for a given year for the Company and each other company represented in the graph equals cumulative dividends declared from December 31, 1992 through the end of the calendar year in question (assuming reinvestment of dividends) plus the difference between such company's per share stock price at the end of the calendar year and at December 31, 1992, divided by such per share price at December 31, 1992. The Company has not declared any dividends during the period covered by the graph.


           COMPARISON OF 1993-97 CUMULATIVE TOTAL RETURN*
      AMONG GLOBAL MARINE INC., S&P 500 INDEX & INDUSTRY INDEX

                   12/92       12/93        12/94       12/95     12/96       12/97
Global Marine Inc.  $100        $194         $171        $412      $971      $1,156
S&P 500 Index       $100        $110         $112        $153      $189      $  252
Industry Index      $100        $145         $122        $228      $429      $  638

* Assumes $100 invested on December 31, 1992 in Global Marine Inc. stock,
  S&P 500 Index and an Industry Index of peer companies.  S&P 500 and
  Industry indices reflect month-end dividend reinvestment and annual reweighting.


PROPOSAL TO APPROVE GLOBAL MARINE 1998 STOCK OPTION AND
INCENTIVE PLAN, INCLUDING PERFORMANCE MEASURES TO BE USED
FOR CERTAIN PERFORMANCE-BASED COMPENSATION

   Effective as of February 10, 1998, the Board of
Directors adopted the Global Marine 1998 Stock Option and
Incentive Plan (the "Plan"), subject to stockholder approval. The Board of Directors believes the Plan will be important in securing for the Company and its stockholders the benefits arising from ownership of its Common Stock by employees, consultants and other persons providing key services to the Company and its subsidiaries and affiliates. The Plan constitutes an important part of the compensation program for such persons, providing them with an opportunity to acquire a proprietary interest in the Company and giving them an additional incentive to use their best efforts for the Company's long-term success.
The following description of the Plan is a summary of certain provisions and is qualified in its entirety by reference to the Plan, which is attached to this Proxy
Statement as Exhibit A.

   As of March 13, 1998, eight persons held awards granted under the Plan, subject to approval of the Plan by the Company's stockholders. If the new Plan is approved by the stockholders, no new grants will be made under the existing Global Marine Inc. 1989 Stock Option and
Incentive Plan (the "1989 Plan") after February 10, 1998, but certain shares authorized under the 1989 Plan will be available under the new Plan as outlined below.

   The last reported sales price for the Company's
Common Stock as reported on the New York Stock Exchange
Composite Transaction Tape on March 13, 1998, was $22 per share.

   SUMMARY OF THE PLAN.  The Plan is administered by a
Committee of two or more members of the Company's Board of Directors who are not employees of the Company or a "Related Company" (the "Committee"). The term "Related
Company" means any subsidiary of the Company and any other business venture in which the Company has a significant interest as determined in the discretion of the Committee.
The Plan provides for various types of benefits ("Awards") to be granted to participants. Under the Plan, options to purchase shares of the Company's Common Stock and stock appreciation rights with fixed or variable exercise prices may be granted, but exercise prices can be no less than the stock's fair market value on the date of grant. In addition, the Plan permits grants of shares of Common
Stock or of rights to receive shares of Common Stock, or their cash equivalent or a combination of both, including restricted, unrestricted, performance and phantom stock, on such terms as the Committee may determine. The Plan also provides for cash bonus awards based on objective performance goals preestablished by the Committee.
Options and stock appreciation rights must have fixed terms no longer than 10 years, restricted stock must be either performance-based with a one-year minimum or restricted for at least three years, outright unrestricted stock grants must be in lieu of salary or bonus, and events that accelerate vesting of Stock Awards (as hereinafter defined) are limited to death, disability, retirement or other non-cause terminations of employment, or change-of-control. Plan shares can be used as the form of payment for any other compensation payable by the Company.

   The Plan provides for a maximum of 7,500,000 shares of the Company's Common Stock as to which Awards may be granted (the "Basic Authorization"), plus (i) shares, if any, available under the existing Plan, of which there were none at March 13, 1998, or forfeited under the 1989
Plan or new Plan, (ii) shares delivered as payment or delivered or withheld for taxes under the 1989 Plan or new
Plan, and (iii) shares delivered in substitution for shares issuable under plans of other companies acquired by the Company or a Related Company.

   The Committee selects the participants and determines the number and type of Awards to be granted to each participant. Participants who may be granted awards under the Plan include any employee of the Company or a Related
Company, any consultant or other person providing key services to the Company or a Related Company, and any person to whom an offer of employment has been made by the Company or a Related Company. However, no member of the Board of Directors shall be eligible unless he or she is also an employee of the Company or a Related Company.
Awards may be granted as alternatives to or in replacement of (a) awards outstanding under the Plan or any other plan or arrangement of the Company or a Related Company, or (b) awards outstanding under a plan or arrangement of a business or entity all or part of which is acquired by the Company or a Related Company. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, and in addition may include provisions in Awards for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Common Stock equivalents.

   The Committee determines, in connection with each option, the exercise price, whether that price is payable in cash or shares of the Company's Common Stock or by the proceeds of a sale assisted by a broker or other third party, the terms and conditions of exercise, whether the option will qualify as an incentive stock option (an
"Incentive Stock Option") under the Internal Revenue Code of 1986, as amended ("Code"), or a non-qualified stock option (a "Non-Qualified Stock Option"), restrictions on transfer of the option, and other provisions not inconsistent with the Plan. No more than 6,000,000 shares of common stock are available under the Plan for Incentive
Stock Options, subject to increase, on a pro-rata basis, in the event of an approved increase in the Basic
Authorization.

   The Committee is authorized to grant stock appreciation rights ("SARs") to Plan participants. Every
SAR entitles the participant, upon exercise of the SAR, to receive in cash or Common Stock a value equal to the excess of the market value of a specified number of shares of Common Stock at the time of exercise, over the exercise price established by the Committee. There are no currently outstanding SARs, and the Company has no plans to grant SARs in the future.

   In addition, the Plan authorizes the Committee to grant stock awards consisting of shares of Common Stock or of a right to receive shares of Common Stock, or their cash equivalent or a combination of both, in the future
("Stock Awards"), and cash bonuses payable solely on account of the attainment of one or more objective performance goals that have been preestablished by the Committee ("Cash Awards"). Stock Awards and Cash Awards may be subject to such terms and conditions, restrictions and contingencies, not inconsistent with the Plan, as may be determined by the Committee. Among other things, Stock
Awards can be, and cash bonuses that qualify as Cash
Awards under the Plan must be, conditioned upon the achievement of single or multiple performance goals. The performance goals may be cumulative, annual or end-of-performance period goals, may be relative to a peer group or based on increases or changes relative to stated values, and may be based on any one or more of the following measures: (a) earnings before interest, taxes, depreciation and amortization; (b) earnings per share; (c) stock price growth; (d) net income (before or after taxes); (e) cash flow; and (f) total shareholder return.
No more than 2,000,000 shares are issuable under the Plan for Stock Awards, and the maximum cash payment that can be made to any one individual pursuant to any Cash Award during any calendar year is $2,000,000.

    Cash Awards, as well as the above-mentioned performance measures for Stock Awards and Cash Awards, are included in the Plan to enable the Committee to satisfy certain requirements under section 162(m) of the Code.
The Committee can satisfy such requirements by, among other things, including provisions in Stock Awards and cash bonuses that will make them payable solely on account of the attainment of one or more preestablished, objective performance goals based on performance measures that have been approved by the Company's stockholders. Although the Committee does not have to include such provisions in Stock Awards or cash bonuses, the inclusion of such provisions and compliance with certain other requirements of section 162(m) would enable the Company to take a tax deduction for such compensation that it might not otherwise be able to take.

   In the event of a corporate transaction involving the Company (including without limitation any stock divided, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be issued or delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the exercise price of outstanding options and SARs; as well as any other adjustments that the Committee determines to be equitable.

   For purposes of satisfying the requirements under
section 162(m) of the Code, the Plan provides that during any ten consecutive calendar years no participant may be granted Awards covering, in the aggregate, more than 20% of the Basic Authorization, which, for example, would currently result in a limit of 1,500,000 shares. Under section 162(m) the maximum number of shares available to any employee under the Plan will be reduced by the number of shares subject to options awarded to the employee that expire.

    Based on the provisions of the Plan and assuming that stockholders approve the Plan, the Company expects that all options and SARs and all Stock Awards and Cash Awards under the Plan will qualify as performance-based compensation under section 162(m).

    The Plan is not limited in duration; provided, however, that to the extent required by the Code no Incentive Stock Options may be granted under the Plan more than ten years after its approval. The Board of Directors may at any time amend, suspend or terminate the Plan, but in doing so cannot adversely affect any outstanding Award without the grantee's written consent or, in the absence of stockholder approval, increase the number of shares available under the Plan, change the minimum option or SAR price required by the Plan, or increase the maximum limits on Stock Awards, Incentive Stock Options, or the amounts of Awards that can be granted to any one individual under the Plan.

     AWARDS GRANTED UNDER THE PLAN. Subject to stockholder approval of the Plan, the Committee granted options and long-term incentive awards under the Plan in February 1998 to eight senior executive officers, including the five named in the Summary Compensation
Table. If the Plan is not approved by stockholders at the 1998 annual meeting, these options and long-term incentive awards will be void and without effect. The following table shows the options and long-term incentive awards granted under the new Plan in February 1998 to the Company's Chief Executive Officer, the other four most highly compensated executive officers, and all current executive officers as a group. No employee or director who is not an executive officer has been granted awards yet under the new Plan.


                              AWARDS GRANTED UNDER
                       1998 STOCK OPTION AND INCENTIVE PLAN

                                 SECURITIES UNDERLYING        LONG-TERM
NAME                                   OPTIONS(1)         INCENTIVE AWARDS(2)
C. R. Luigs                              150,000                75,000
J. G. Ryan                                75,000                50,000
J. A. Marshall                            50,000                30,000
G. L. Kott                                45,000                25,000
D. K. Vrooman                             35,000                20,000
All current executive officers as
a group (9 persons)                      440,000               240,000
____________


(1) Number of shares of the Company's Common Stock.

(2) Maximum number of shares subject to award.

   All options granted to the named officers were granted on February 10, 1998, at an exercise price equal to the grant date fair market value of a share of the Common Stock underlying the options. Each option has a ten-year term and is exercisable for 25% of the aggregate number of shares subject to the option one year after grant, 50% two years after grant, 75% three years after grant, and 100% four years after grant. The right to exercise unexercised options is subject to acceleration in certain circumstances as described under "Employment
Agreements and Severance and Change-in-Control
Arrangements."

    The number of shares that can be earned under the long-term incentive awards granted in 1998 is dependent on Company performance for the three-year period ending
December 31, 2000, under three long-term performance criteria: cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings per share in 2000; and stock price growth. The shares that can be earned are allocated among the performance criteria as follows: 40% to cumulative EBITDA; 40% to 2000 earnings per share; and 20% to stock price growth. Twenty-five percent of the award allocated to each criterion will be earned only if a pre-established "threshold" level of performance is achieved. After reaching the threshold, the amount of the award increases up to the full amount of the award allocated to that criterion if a pre-established
"target" level of performance is achieved. The maximum amount of the award will be earned only if target level performance is achieved for all three performance criteria.

   FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the general rules of present federal income tax law relating to the tax treatment of Incentive
Stock Options, Non-Qualified Stock Options, SARs, Stock
Awards and Cash Awards under the Plan. The discussion is general in nature and does not take into account a number of considerations which may apply based on the circumstances of a particular participant under the Plan.

    OPTIONS. Some of the options issuable under the Plan may constitute "Incentive Stock Options" within the meaning of section 422 of the Code, while other options granted under the Plan will be Non-Qualified Stock
Options. The Code provides for tax treatment of stock options qualifying as Incentive Stock Options which may be more favorable to employees than the tax treatment accorded Non-Qualified Stock Options. Generally, upon the exercise of an Incentive Stock Option, the optionee will recognize no income for U.S. federal income tax purposes.
However, the difference between the exercise price of the Incentive Stock Option and the fair market value of the stock at the time of exercise is an item of tax adjustment that may require payment of an alternative minimum tax.
On the sale of shares acquired by exercise of an Incentive
Stock Option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as mid-term or long-term capital gain, depending on the actual holding period from the exercise date. In contrast, upon the exercise of a Non-Qualified
Option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the Non-Qualified Option will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an Incentive Stock Option (although a deduction may be available if the employee sells the shares acquired upon exercise before the applicable holding period expires), whereas upon exercise of a Non-Qualified Stock Option, the Company is entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an Incentive Stock Option and retain favorable tax treatment at exercise. An option exercised more than three months after an optionee's termination of employment other than upon death or disability of an optionee cannot qualify for the tax treatment accorded Incentive Stock
Options.  Such option would be treated as a Non-Qualified
Stock Option instead.

   STOCK APPRECIATION RIGHTS. The amount of any cash or the fair market value of any stock received by the holder upon the exercise of SARs under the Plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a deduction for such amount.

   STOCK AWARDS. A grant of shares of Common Stock or a cash equivalent that is subject to no vesting restrictions will result in taxable income for federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares or the amount of cash awarded. The Company would be entitled to a corresponding deduction at that time for the amount included in the recipient's income.

   Generally, a grant of shares of Common Stock under the Plan subject to vesting and transfer restrictions will not result in taxable income to the recipient for federal income tax purposes or a tax deduction to the Company in the year of the grant. The value of the shares will generally be taxable to the recipient as compensation income in the years in which the restrictions on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions terminate. Any recipient, however, may elect pursuant to Code section
83(b) to treat the fair market value of the shares on the date of such grant as compensation income in the year of the grant of restricted shares, provided the recipient makes the election pursuant to Code section 83(b) within 30 days after the date of the grant. In any case, the Company will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the recipient's income in the year in which that amount is so included.

   CASH AWARDS. Cash Awards are taxable income to the recipient for federal income tax purposes at the time of payment. The recipient will have compensation income equal to the amount of cash paid, and the Company will have a corresponding deduction for federal income tax purposes.

   OTHER. In general, a federal income tax deduction is allowed to the Company in an amount equal to the ordinary income recognized by a participant with respect to Awards under the Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable, and that the qualified performance-based compensation requirements of section 162(m) of the Code are satisfied.

   A participant's tax basis in shares purchased under the Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of the shares. The participant's holding period for the shares begins just after the transfer of the shares. If a participant sells shares, any difference between the amount realized in the sale and the participant's tax basis in the shares is taxed as long-term, mid-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant's holding period for the shares.

   REQUISITE VOTE. The affirmative vote of the majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for approval of the Plan and the performance measures to be used for certain performance-based compensation. If such a vote is not obtained, the Plan and the Awards previously granted thereunder will be void and without effect. THE BOARD OF DIRECTORS RECOMMENDS A
VOTE "FOR" APPROVAL OF THE PLAN AND THE PERFORMANCE
MEASURES TO BE USED FOR CERTAIN PERFORMANCE-BASED
COMPENSATION, AND DULY EXECUTED PROXIES WILL BE VOTED FOR
APPROVAL UNLESS OTHERWISE INDICATED THEREON.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has appointed Coopers &
Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries for fiscal year 1998.
It is intended that such appointment be submitted to the stockholders for ratification at the 1998 Annual Meeting of Stockholders. Coopers & Lybrand L.L.P. has served as the Company's auditors since the Company's formation and has no investment in the Company or its subsidiaries.

   Although the submission of this matter to the stockholders is not required, the Board of Directors will reconsider its selection of independent accountants if this appointment is not ratified by the stockholders.
Ratification will require the affirmative vote of the majority of the shares of Common Stock represented and entitled to vote at the meeting in person or by proxy.

   It is expected that representatives of Coopers &
Lybrand L.L.P. will be present at the meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

STOCKHOLDERS' PROPOSALS

   Pursuant to the Securities Exchange Act of 1934, as amended, and regulations thereunder, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at the Annual Meeting of Stockholders. Proposals intended to be presented at the Annual Meeting to be held in 1999 and otherwise eligible must be received at the Company's principal executive offices no later than November 27, 1998. They may be addressed to the Corporate
Secretary of the Company at 777 North Eldridge Parkway,
Houston, Texas 77079.

OTHER MATTERS

   While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting and any adjournments or postponements thereof, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                                    GLOBAL MARINE INC.


                                    By ALEXANDER A. KREZEL
                                    Corporate Secretary
Houston, Texas
March 27, 1998

                                                               EXHIBIT A

                              GLOBAL MARINE
                   1998 STOCK OPTION AND INCENTIVE PLAN
                       ____________________________


                           SECTION 1 - GENERAL

            1.1 PURPOSE.   The Global Marine 1998 Stock Option
        and Incentive Plan (the "Plan") has been established by Global Marine Inc. (the "Company") to (i) attract and retain persons eligible to participate in the Plan, (ii) motivate Participants by means of appropriate incentives to achieve long-range goals, (iii) provide incentive compensation opportunities using the Company's common stock or cash that are competitive with those of other similar companies, and (iv) further identify Participants' interests with those of the Company's other stockholders through compensation that is based on the Company's common stock, thereby promoting the long-term financial interest of the Company and the Related Companies, including growth in value of the Company's equity and enhancement of long-term stockholder return.

            1.2 PARTICIPATION.   Subject to the terms and
        conditions of the Plan, the Committee shall determine and designate from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan and thereby become "Participants" in the Plan. At the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or in replacement of (a) awards outstanding under the Plan or any other plan or arrangement of the Company or a Related Company, or (b) awards outstanding under a plan or arrangement of a business or entity all or part of which is acquired by the Company or a Related Company.

            1.3 OPERATION AND ADMINISTRATION.   The operation
        and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of
        Section 6 (relating to operation and administration).

            1.4 CONSTRUCTION AND DEFINITIONS.   Where the
        context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. Capitalized terms in the Plan shall be defined as set forth in the Plan, including the definition provisions of
        Section 2.


                        SECTION 2 - DEFINED TERMS

           For purposes of the Plan, the terms listed below shall be defined as follows:

        (a)     1989 PLAN.   The term "1989 Plan" has the meaning
                ascribed to it in paragraph (a) of subsection 6.2.

        (b)     AGREEMENT.   The term "Agreement" has the meaning
                ascribed to it in subsection 6.10.

        (c) AWARD. The term "Award" means any award or benefit granted to any Participant under the Plan, including without limitation the grant of Options, SARs, Stock Awards, and Cash Awards.

        (d)     BOARD.   The term "Board" means the Board of
                Directors of the Company.

        (e)     CASH AWARD.   The term "Cash Award" has the meaning
                ascribed to it in subsection 5.1.

        (f)     CODE.   The term "Code" means the Internal Revenue
                Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

        (g)     COMMITTEE.   The term "Committee" has the meaning
                ascribed to it in subsection 7.1.

        (h)     COMPANY.   The term "Company" has the meaning
                ascribed to it in subsection 1.1.

        (i)     EFFECTIVE DATE.   The term "Effective Date" has the
                meaning ascribed to it in subsection 6.1.

        (j)     ELIGIBLE INDIVIDUAL.   The term "Eligible
                Individual" shall mean any employee of the Company or a Related Company, any consultant or other person providing key services to the Company or a Related Company, and any person to whom an offer of employment has been made by the Company or a Related Company; provided, however, that any member of the Board shall not be an Eligible Individual unless he is also an employee of the Company or a Related Company.

        (k)     EXERCISE PRICE.   The term "Exercise Price" has the
                meaning ascribed to it in subsection 3.2.

        (l)     FAIR MARKET VALUE.   For purposes of determining the
                "Fair Market Value" of a share of Stock, the following rules shall apply:

           (i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the "Fair Market Value" shall be the mean between the lowest and highest reported sale prices of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Stock on such date on the principal exchange shall be determinative of "Fair Market Value."

           (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of the Stock in such market.

           (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Committee.

        (m)     INCENTIVE STOCK OPTION.   The term "Incentive Stock
                Option" has the meaning ascribed to it in paragraph
                (a) of subsection 3.1.

        (n)     NON-QUALIFIED STOCK OPTION.   The term "Non-
                Qualified Stock Option" has the meaning ascribed to it in paragraph (a) of subsection 3.1.

        (o)     OPTION.   The term "Option" has the meaning ascribed
                to it in paragraph (a) of subsection 3.1.

        (p)     PARTICIPANT.   The term "Participant" has the
                meaning ascribed to it in subsection 1.2.

        (q)     PLAN.   The term "Plan" has the meaning ascribed to
                it in subsection 1.1.

        (r)     PRICING DATE.   The term "Pricing Date" has the
                meaning ascribed to it in subsection 3.2.

        (s)     RELATED COMPANY.   The term "Related Company" means
                any subsidiary of the Company and any other business venture in which the Company has a significant interest as determined in the discretion of the Committee.

        (t)     SAR.   The term "SAR" has the meaning ascribed to it
                in paragraph (b) of subsection 3.1.

        (u)     STOCK.   The term "Stock" means shares of common
                stock of the Company.

        (v)     STOCK AWARD.   The term "Stock Award" has the
                meaning ascribed to it in subsection 4.1.




                       SECTION 3 - OPTIONS AND SARS

            3.1 DEFINITIONS.

        (a) The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 3 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An "Incentive Stock Option" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" as described in section 422(b) of the Code and shall comply with, among other things, the requirements of subsections 3.2, 3.3 and 6.1 of the Plan. A "Non-Qualified Stock Option" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code.

        (b) A stock appreciation right (an "SAR") entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 3.5), value equal to all or a portion of the excess of: (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (ii) an Exercise Price established by the Committee.

            3.2 EXERCISE PRICE.   The "Exercise Price" of each
        Option and SAR granted under this Section 3 shall be established by the Committee or shall be determined by a method established by the Committee; provided, however, that the Exercise Price shall not be less than the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the "Pricing Date" shall be the date on which the Option or SAR is granted, except that the Committee may provide that: (a) the Pricing Date is the date on which the recipient is hired or promoted (or similar event), if the grant of the Option or SAR occurs not more than 90 days after the date of such hiring, promotion or other event; and (b) if an Option or SAR is granted in tandem with or in substitution for an outstanding Award, the Pricing Date is the date of grant of such outstanding Award.

            3.3 EXERCISE.   Each Option and each SAR shall be
        exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee; provided, however, that (a) each Option and each SAR shall be exercisable only during a fixed period of time ending no later than ten years from the date such Option or SAR is granted, and (b) to the extent required by the Code, the aggregate Fair Market Value of the shares of Stock with respect to which Incentive Stock Options granted to any individual Participant are exercisable for the first time during any calendar year shall not exceed $100,000, valued at the date or dates the Options are granted, and any grant of an Option designated as an Incentive Stock Option that is in excess of such limit required by the Code shall be treated as a Non-Qualified Stock Option.

            3.4 PAYMENT OF OPTION EXERCISE PRICE.   The payment
        of the Exercise Price of an Option granted under this
        Section 3 shall be subject to the following:

        (a) Subject to the following provisions of this subsection 3.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise except that, in the case of an exercise arrangement approved by the Committee and described in paragraph
                (c) of this subsection 3.4, payment may be made as soon as practicable after the exercise.

        (b) The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares being valued at Fair Market Value as of the day of exercise), excluding any shares deemed unacceptable for any reason by the Committee, or in any combination thereof, as determined by the Committee.

        (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell some or all of the shares of Stock acquired upon exercise of an Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

            3.5 SETTLEMENT OF AWARD.   Distribution following
        exercise of an Option or SAR, and shares of Stock distributed pursuant to such exercise, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. Settlement of SARs may be made in shares of Stock valued at their Fair Market Value at the time of exercise, in cash, or in any combination thereof, as determined in the discretion of the Committee. The Committee may in its discretion impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.


                      SECTION 4 - OTHER STOCK AWARDS

            4.1 DEFINITION.   A "Stock Award" is a grant of
        shares of Stock or of a right to receive shares of Stock, or their cash equivalent or a combination of both, in the future.

            4.2 RESTRICTIONS ON STOCK AWARDS.   Each Stock Award
        shall be subject to such terms and conditions, restrictions and contingencies, if any, as the Committee shall determine. Restrictions and contingencies limiting the right to receive shares of Stock, or their cash equivalent or a combination of both, in the future pursuant to a Stock Award shall limit such right for a minimum of three years from the date such Stock Award is granted or be based on the achievement of single or multiple performance goals over a period ending at least one year from the date such Stock Award is granted. Such restrictions and/or contingencies may terminate or be subject to termination before the passage of the period of time designated and/or the achievement of such performance goals only in the event of the death, disability, or retirement from or other non-cause termination of employment with the Company or a Related Company of the holder of such Stock Award, or in the event of a change of control, as defined in the terms of such Stock Award, of the Company or a Related Company. The performance goals may be cumulative, annual or end-of-performance period goals, may be relative to a peer group or based on increases or changes relative to stated values, and may be based on any one or more of the following measures: (a) earnings before interest, taxes, depreciation and amortization; (b) earnings per share; (c) stock price growth; (d) net income (before or after taxes); (e) cash flow; and (f) total shareholder return. Any unrestricted grant of shares of Stock pursuant to a Stock Award shall be made only in lieu of salary or bonus that otherwise would be payable by the Company or a Related Company.


                         SECTION 5 - CASH AWARDS

            5.1 DEFINITION.   A "Cash Award" is a cash bonus
        paid solely on account of the attainment of one or more objective performance goals that have been preestablished by the Committee.

            5.2 RESTRICTIONS ON CASH AWARDS.   Each Cash Award
        shall be subject to such terms and conditions, restrictions and contingencies, if any, as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based on the achievement of single or multiple performance goals over a period of time determined by the Committee. The performance goals may be cumulative, annual or end-of-period performance goals, may be relative to a peer group or based on increases or changes relative to stated values, and may be based on any one or more of the following measures: (a) earnings before interest, taxes, depreciation and amortization; (b) earnings per share; (c) stock price growth; (d) net income (before or after taxes); (e) cash flow; and (f) total shareholder return. The maximum cash payment to be made to any one individual pursuant to any Cash Award during any calendar year shall not exceed $2,000,000.


                 SECTION 6 - OPERATION AND ADMINISTRATION

            6.1 EFFECTIVE DATE AND DURATION.   Subject to its
        approval by the stockholders of the Company at the Company's 1998 annual meeting of stockholders, the Plan shall be effective as of February 10, 1998 (the "Effective Date"); provided, however, that, to the extent Awards are made under the Plan prior to its approval by stockholders, they shall be contingent on approval of the Plan by the stockholders of the Company. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Options may be granted under the plan on a date that is more than ten years from the date the Plan is approved by stockholders.

            6.2 SHARES SUBJECT TO PLAN

        (a) (i) Subject to the following provisions of this subsection 6.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (I) 7,500,000 shares of Stock; (II) any shares of Stock available for future awards under the Global Marine Inc. 1989 Stock Option and Incentive Plan (the "1989 Plan") as of the Effective Date; and (III) any shares of Stock represented by awards granted under the 1989 Plan that are forfeited, expire or are canceled without delivery of shares of Stock or which result in the forfeiture of shares of Stock back to the Company.

           (ii) Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

           (iii) If the Exercise Price or other purchase price of any stock option or other award granted under the Plan or the 1989 Plan is satisfied by tendering shares of Stock to the Company by either actual delivery or by attestation, or if the tax withholding obligation resulting from the settlement of any such option or other award is satisfied by tendering or withholding shares of Stock, only the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

           (iv) Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards or obligations to grant future awards under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Company or a Related Company acquiring another entity or an interest in another entity.

        (b)Subject to paragraph (c) of this subsection 6.2, the following additional maximums are imposed under the Plan.

           (i) The maximum number of shares of Stock that may be issued pursuant to Options intended to be Incentive Stock Options shall be 6,000,000 shares. In the event of an increase in the number of shares authorized in clause I in the first sentence of paragraph 6.2(a)(i), said maximum number of shares will be increased pro rata.

           (ii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 4 (relating to Stock Awards) shall be 2,000,000 shares.

           (iii) The maximum number of shares that may be covered by Awards granted to any one individual during any ten consecutive calendar years pursuant to this Plan shall be 20% of the shares of Stock authorized in clause I in the first sentence of paragraph 6.2(a)(i) to be delivered under the Plan. In the event of an increase in the number of shares authorized in said clause I, the 20% limitation will apply to the increased number of shares authorized.

        (c)In the event of a corporate transaction involving the Company (including without limitation any stock divided, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be issued or delivered under the Plan;
           (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs; as well as any other adjustments that the Committee determines to be equitable.

           6.3. LIMIT ON DISTRIBUTION.   Distribution of shares
        of Stock or other amounts under the Plan shall be subject to the following:

        (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including without limitation the requirements of the Securities Act of 1933) and the applicable requirements of any securities exchange or similar entity.

        (b) To the extent that the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

            6.4 TAX WITHHOLDING. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company or the Company or any Related Company may withhold from any payments due or becoming due to the recipient an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares; provided, however, that, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares with a Fair Market Value sufficient to satisfy all or a portion of such tax withholding requirements, or the Company may accept delivery of shares of Stock with a Fair Market Value sufficient to satisfy all or a portion of such tax withholding requirement, excluding any shares deemed unacceptable for any reason by the Committee. Whenever under the Plan payments are to be made to a Participant or beneficiary in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements. At the discretion of the Committee, the terms and conditions of any Award may provide for a cash payment to a Participant equal to any tax the Participant must pay in connection with the settlement of the Award and/or the disposition of Stock received upon settlement of the Award.

            6.5 SHARES AS PAYMENT. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock, valued at their Fair Market Value, as the form of payment for any compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company.

            6.6 DIVIDENDS AND DIVIDEND EQUIVALENTS.   An Award
        may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

            6.7 PAYMENTS.   Awards may be settled through cash
        payments, the delivery of shares of Stock, the granting of replacement Awards, or a combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents.

            6.8 TRANSFERABILITY.   Except as otherwise provided
        by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by applicable laws of descent and distribution.

            6.9 FORM AND TIME OF ELECTIONS.   Unless otherwise
        specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing and filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

            6.10 AGREEMENT WITH COMPANY.   At the time of an
        Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the "Agreement") in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions not inconsistent with the Plan as the Committee may prescribe in its sole discretion.

            6.11 LIMITATION OF IMPLIED RIGHTS.

        (a) Neither a Participant nor any other person shall by reason of the Plan acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including without limitation any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

        (b) The Plan does not constitute a contract of employment, and selection as a Participant and/or the grant or an Award will not give any employee the right to be retained in the employ of the Company or any Related Company, the right to receive any future Award under the Plan, or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such right.

            6.12 EVIDENCE.   Evidence required of anyone under
        the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent, reliable, and signed, made or presented by the proper party or parties.

            6.13 ACTION BY COMPANY OR RELATED COMPANY.   Any
        action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or, except to the extent prohibited by applicable law or applicable rules of any stock exchange, by a duly authorized officer of the company.

           6.14 SEPARATE FUND.   Neither the Company, the Board
        or the Committee has any obligation to create a separate fund for the performance of any cash payment obligation under the Plan, but any or all of them may, at their own discretion, create trust funds or similar arrangements for such purpose.

           6.15 LIABILITY FOR CASH PAYMENTS.   Each Related
        Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.

            6.16 POOLING OF INTERESTS ACCOUNTING.   The Committee
        may, in its sole and absolute discretion, declare inoperative anything in this Plan or in the terms, conditions, restrictions or contingencies pertaining to any Award, including any outstanding Award, that adversely affects pooling of interests accounting.


                          SECTION 7 - COMMITTEE

            7.1 ADMINISTRATION.   The authority to control and
        manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 7.

            7.2 SELECTION AND COMPOSITION OF COMMITTEE.   The
        Committee shall be selected by the Board and shall consist of two or more members of the Board who are not employees of the Company or a Related Company.

            7.3 POWERS OF COMMITTEE.   The authority to manage
        and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

        (a) Subject to the Provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and, subject to the same restrictions imposed upon the Board by Section 8, to amend, cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual's present and potential contribution to the Company's success, and such other factors as the Committee deems relevant.

        (b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code section 162(m) and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

        (c) The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

        (d) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

        (e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is conclusive, final and binding.

        (f) At its discretion, the Committee may terminate or suspend the granting of Awards under the Plan at any time or from time to time.

        (g) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

            7.4 DELEGATION BY COMMITTEE.   Except to the extent
        prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

            7.5 INFORMATION TO BE FURNISHED TO COMMITTEE.   The
        Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee's or Participant's employment or other provision of services, termination of employment or cessation of the provision of services, leave of absence, re-employment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

            7.6 DUPLICATED SIGNATURES.   At its discretion, the
        Committee may accept a duplicated signature on any document, whether faxed, photocopied or otherwise duplicated, which will be effective to the same extent as an original signature unless there is a showing of fraud or other wrongdoing, the burden of making such showing being on the person asserting such fraud or wrongdoing.


                  SECTION 8 - AMENDMENT AND TERMINATION

           The Board may at any time amend, suspend or terminate the Plan, provided that, subject to subsection 6.2 (relating to certain adjustments to shares), no amendment or termination may (a) in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, or (b) in the absence of proper approval by the Company's stockholders, increase the share limitations set forth in subsection 6.2 or the cash limitations set forth in subsection 5.2 or change the minimum Option and SAR Exercise Prices set forth in subsection 3.2.

                                                             APPENDIX I

                        [FORM OF PROXY CARD]



                         GLOBAL MARINE INC.
               Proxy Solicited By The Board of Directors
         For the Annual Meeting of Stockholders -- May 5, 1998




C. R. Luigs, G. L. Kott, and J. G. Ryan, and each or any of them, with full power of substitution and revocation in each, are hereby appointed as Proxies authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of GLOBAL MARINE INC. to be held at the Houston Marriott Westside Hotel, 13210 Katy Freeway, Houston, Texas on Tuesday, May 5, 1998 at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN.

    (PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.)


                       (contined from other side)
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY ( )

1. Election of the following nominees as directors:
   Messrs. Luigs, Muller, Powers and Ryan. The nominees will serve for a term of three years, as indicated in the proxy statement.

   FOR          WITHHELD           FOR ALL EXCEPT (A line follows)
   ( )            ( )              ( )

2. Approval of Global Marine Inc. 1998 Stock Option and Incentive Plan, including performance measures to be used for certain performance based compensation.

   FOR          AGAINST            ABSTAIN
   ( )            ( )              ( )

3. Ratification of appointment of Coopers & Lybrand L.L.P.
   as independent certified public accountants for the Company and its subsidiaries.

   FOR          AGAINST            ABSTAIN
   ( )            ( )              ( )


IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF FOR A VOTE OF THE COMMON STOCK.

Sign exactly as your name appears on this proxy card. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in a representative capacity, sign name and indicate title.

      Signature                         Date



      Signature                         Date

    PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                             ENCLOSED ENVELOPE

                 [FORM OF VOTING INSTRUCTION CARD, 401(k) PLAN]


                               GLOBAL MARINE INC.           [401(k) PLAN]
                        Confidential Voting Directions
              For The Annual Meeting of Stockholders -- May 5, 1998



The undersigned hereby directs Fidelity Management Trust Company, as Trustee under the Global Marine Savings Incentive Plan, to execute a proxy or proxies authorizing the voting of all shares of Global Marine Inc. Common Stock held in the Plan on March 13, 1998 and attributable to the undersigned's Plan account at the Annual Meeting of Stockholders of GLOBAL MARINE INC. to be held at the Houston Marriott Westside Hotel, 13210 Katy Freeway, Houston, Texas on Tuesday, May 5, 1998 at 9:00 a.m., and at any postponement or adjournments of that meeting, as set forth below, and, in its discretion, to authorize the voting of said shares upon any other business that may properly come before the meeting.

THE TRUSTEE WILL AUTHORIZE THE VOTING OF THE SHARES IN THE MANNER SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL AUTHORIZE VOTING THE SHARES FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN. IF YOUR DIRECTIONS ARE NOT RECEIVED BY APRIL 30, 1998, THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT WILL NOT BE VOTED.

(PLEASE INDICATE YOUR DIRECTIONS, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.)



                         (continued from other side)
       PLEASE MARK DIRECTIONS IN OVAL IN THE FOLLOWING MANNER USING DARK
                                INK ONLY ( )


1. Election of the following nominees as directors: Messrs. Luigs, Muller, Powers and Ryan. The nominees will serve for a term of three years, as indicated in the proxy statement.

   FOR              WITHHELD          FOR ALL EXCEPT [A line follows]
   ( )              ( )               ( )

2. Approval of Global Marine 1998 Stock Option and Incentive Plan, including performance measures to be used for certain performance based compensation.

   FOR              AGAINST           ABSTAIN
   ( )              ( )               ( )

3. Ratification of appointment of Coopers & Lybrand L.L.P.
   as independent certified public accountants for the Company and its subsidiaries.

   FOR              AGAINST           ABSTAIN
   ( )              ( )               ( )


IN ITS DISCRETION THE TRUSTEE MAY AUTHORIZE THE VOTING OF SAID SHARES UPON SUCH OTHER BUSINESS AS MAY PROPERTY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, FOR A VOTE OF THE COMMON STOCK.

Sign exactly as your name appears on this card. If acting as attorney, executor, trustee, or in a representative capacity, sign name and indicate title.


         Signature                    Date


   PLEASE INDICATE YOUR DIRECTIONS, DATE, AND SIGN EXACTLY AS YOUR NAME
                           APPEARS ON THIS CARD
                PROMPTLY RETURN USING THE ENCLOSED ENVELOPE